Exhibit 8.1

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November 9, 2017

Apollo Medical Holdings, Inc.

700 North Brand Boulevard

Suite 1400

Glendale, California 91203

Re:        Apollo Medical Holdings, Inc./Network Medical Management, Inc.

Ladies and Gentlemen:

We have acted as counsel to Apollo Medical Holdings, Inc., a Delaware corporation (“ApolloMed”) in connection with the merger (the “Merger”) of Apollo Acquisition Corp., a California corporation (“Merger Sub”) and wholly-owned subsidiary of ApolloMed, with and into Network Medical Management, Inc., a California corporation (“NMM”), pursuant to an Agreement and Plan of Merger by and among ApolloMed, Merger Sub, and NMM dated as of December 31, 2016, and amended on March 30, 2017 and October 17, 2017 (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

In formulating this opinion, we have examined the Merger Agreement, the Registration Statement on Form S-4 of ApolloMed (the “Registration Statement”), and the Proxy Statement/Prospectus relating to the Merger Agreement included therein (the “Proxy Statement”), as filed with the Securities and Exchange Commission on August 10, 2017, as amended through the date hereof, and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed with your consent that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and the Proxy Statement and in accordance with the provisions of the Merger Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Merger, other than those relating to the U.S. federal income tax consequences of the Merger, set forth in the Registration Statement and the Proxy Statement, including the purposes of the parties for consummating the Merger, are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time; (iii) the representations made to us by ApolloMed, Merger Sub and NMM in connection with the Merger (in the form of representation letters dated as of the date hereof (the “Representation Letters”)) and delivered to us for purposes of this opinion are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time; (iv) any representation or other statement in the Representation Letters or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and thereafter as relevant will be, in each case, correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Representation Letters; (vi) each of ApolloMed, Merger Sub and NMM will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”); (vii) the Merger Agreement constitutes the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms; (viii) there are no other understandings or agreements between or among the parties to the Merger Agreement that bear directly or indirectly on the Merger; and (ix) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Apollo Medical Holdings, Inc.

November 9, 2017

In rendering this opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any documents or materials or any assumption upon which we have relied (including, without limitation, the assumptions set forth above), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. We are not aware, however, of any material facts or circumstances contrary to or inconsistent with any fact or matter set forth in any documents or materials or any assumption upon which we have relied.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of ApolloMed, Merger Sub and NMM will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) the discussion contained in the Proxy Statement under the caption “Certain Material U.S. Federal Income Tax Consequences of the Merger” concerning the federal income tax consequences of the Merger to the NMM shareholders, insofar as it summarizes United States federal income tax law, is correct in all material respects as of the date hereof.

This opinion relates solely to the United States federal income tax consequences of the Merger and no opinion is expressed as to federal tax consequences of the Merger, other than those related to United States federal income taxes, or the tax consequences of the Merger under any foreign, state or local tax law. This opinion is based on current United States federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. No ruling has been or will be sought from the IRS as to any United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in United States federal income tax laws or the application or interpretation thereof.

Apollo Medical Holdings, Inc.

November 9, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP